Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the common stock of Innovo Group Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated: December 29, 2006

BSS-JOE'S INVESTORS, LLC

By: /s/ Matthew D. Eby
Name: Matthew D. Eby
Title: Authorized Officer

BARRY S. STERNLICHT

By: /s/ Barry S. Sternlicht